Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Exterran Partners, L.P.’s Registration Statements No. 333-148181, No. 333-164258 and No. 333-177505 on Form S-3, and Registration Statement No. 333-149639 on Form S-8 of our report dated March 15, 2013, relating to the combined statements of assets acquired and liabilities assumed and the combined statements of revenues and direct operating expenses for the Proposed 2013 Contract Operations Acquisition (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the abbreviated financial statements) appearing in this Current Report on Form 8-K/A.

/s/ Deloitte & Touche LLP

Houston, Texas
March 15, 2013